As filed with the Securities and Exchange Commission on August 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Synovus Financial Corp.

(Exact name of registrant as specified in its charter)

Georgia	58-1134883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Bay Avenue, Suite 500

P.O. Box 120

Columbus, Georgia 31901

(706) 649-2311

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Allan E. Kamensky

Executive Vice President, General Counsel, and Secretary

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, Georgia 31901

(706) 644-2485

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark C. Kanaly Alston & Bird LLP 1201 W. Peachtree Street Atlanta, Georgia 30309-3424 (404) 881-7975

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered/Proposed maximum offering price per share/ Proposed maximum aggregate offering price/Amount of registration fee
Common stock, par value $1.00 per share (3)	(1)(2)
Preferred stock, no par value per share (4)	(1)(2)
Depositary Shares (5)	(1)(2)
Warrants	(1)(2)
Debt securities	(1)
Purchase contracts	(1)
Units (6)	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement subject to the conditions set forth in such rules.
(2)	The securities of each class may be offered and sold by the Registrant or a selling shareholder.
(3)	Common stock may be issued directly or upon conversion, exchange or exercise of debt securities, units or warrants. Each share of the Registrant’s common stock includes a preferred stock purchase right that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.
(4)	Preferred stock may be issued directly or upon conversion, exchange or exercise of debt securities, units or warrants.
(5)	Each Depositary Share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(6)	Any securities registered hereunder may be sold as units with other securities registered hereunder. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

DEBT SECURITIES

PURCHASE CONTRACTS

UNITS

The securities listed above may be offered and sold by us or by selling shareholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. Synovus Financial Corp.’s common stock is traded on the New York Stock Exchange under the trading symbol “SNV.”

Any securities offered by this prospectus and any accompanying prospectus supplement will be equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Investing in these securities involves certain risks. You should carefully read and consider the information referred to under the heading “Risk Factors” beginning on page 5 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2016.

ABOUT THIS PROSPECTUS

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Synovus,” “we,” “us,” “our,” or similar references mean Synovus Financial Corp. and its consolidated subsidiaries.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time this prospectus is used to offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to Synovus’ beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond Synovus’ control and which may cause Synovus’ actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to:

(1)	the risk that competition in the financial services industry may adversely affect our future earnings and growth;

(2)	the risk that we may not realize the expected benefits from our efficiency and growth initiatives, which will negatively affect our future profitability;

(3)	the risk that our enterprise risk management framework may not identify or address risks adequately, which may result in unexpected losses;

(4)	the risk that our allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures;

(5)	the risk that any future economic downturn could have a material adverse effect on our capital, financial condition, results of operations and future growth;

(6)	changes in the interest rate environment and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;

(7)	the risk that we may be required to make substantial expenditures to keep pace with the rapid technological changes in the financial services market;

(8)	risks related to a failure in or breach of our operational or security systems of our infrastructure, or those of our third party vendors and other service providers, including as a result of cyber-attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses;

(9)	risks related to our reliance on third parties to provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties of a third party vendor;

(10)	our ability to attract and retain key employees;

(11)	the risk that we could realize losses if we determine to sell non-performing assets and the proceeds we receive are lower than the carrying value of such assets;

(12)	the risk that we may not be able to identify suitable acquisition targets as part of our growth strategy and even if we are able to identify suitable acquisition targets, we may not be able to complete such acquisitions or successfully integrate bank or nonbank acquisitions into our existing operations;

(13)	the impact of recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws, enhanced regulations and examinations and restrictions on compensation;

(14)	the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;

(15)	the risks that if economic conditions worsen or regulatory capital rules are modified, or the results of mandated “stress testing” do not satisfy certain criteria, we may be required to undertake additional strategic initiatives to improve our capital position;

(16)	changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, including a downgrade in our credit ratings;

(17)	restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;

(18)	the risk that we may be unable to pay dividends on our common stock or Series C Preferred Stock or obtain any applicable regulatory approval to take certain capital actions, including any increases in dividends on our common stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;

(19)	our ability to receive dividends on our common stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;

(20)	the risk that further downgrades of U.S. government securities by one or more of the credit ratings agencies could have a material effect on our operations, earnings, and financial condition;

(21)	risks related to recent and proposed changes in the mortgage banking industry, including the risk that we may be required to repurchase mortgage loans sold to third parties and the impact of the “ability to pay” and “qualified mortgage” rules on our loan origination process and foreclosure proceedings;

(22)	the risk that for our deferred tax assets, we may be required to increase the valuation allowance in future periods, or we may not be able to realize all of the deferred tax assets in the future;

(23)	the risk that we could have an “ownership change” under Section 382 of the IRC, which could impair our ability to timely and fully utilize our net operating losses and built-in losses that may exist when such “ownership change” occurs;

(24)	the costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

(25)	risks related to the fluctuations in our stock price;

(26)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and

(27)	other factors and other information contained in this prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I –Item 1A. – Risk Factors” of Synovus’ 2015 Form 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I – Item 1A. Risk Factors” and other information contained in Synovus’ 2015 Form 10-K and our other periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov). Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “SNV,” and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060. Finally, we maintain an Internet site where you can find additional information. The address of our Internet site is http://www.synovus.com. All internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Synovus and its financial condition:

(a) Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016;

(b) Those portions of the Definitive Proxy Statement on Schedule 14A filed by Synovus on March 11, 2016 in connection with its 2016 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2015;

(c) Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 5, 2016, and for the quarter ended June 30, 2016, filed on August 3, 2016;

(d) Current Reports on Form 8-K filed February 16, 2016, February 18, 2016, April 21, 2016, April 27, 2016, July 11, 2016 and July 22, 2016. (in all instances other than information in such reports that is furnished and not deemed to be filed);

(e) The description of Synovus’ common stock, $1.00 par value per share, set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description; and

(f) The description of Synovus’ preferred stock purchase rights, set forth in the Current Report on Form 8-K filed with the SEC on April 26, 2010, including the registration statement on Form 8-A filed on April 29, 2010, as amended on September 6, 2011 and April 24, 2013, and any other amendment, report or registration statement on Form 8-A filed with the SEC for the purpose of updating this description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. In case of a conflict or inconsistency between information contained in this prospectus are any accompanying prospectus supplement and information incorporated by reference into this prospectus and any accompanying prospectus supplement, you should rely on the information that was filed later.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:

Director of Investor Relations

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, Georgia 31901

(706) 649-3555

SYNOVUS FINANCIAL CORP.

Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. We provide integrated financial services including commercial and retail banking, financial management, insurance and mortgage services to our customers through 28 locally-branded banking divisions of our wholly-owned subsidiary bank, Synovus Bank, and other offices in Georgia, Alabama, South Carolina, Florida and Tennessee.

Our relationship-driven community banking model is built on creating long-term relationships with our customers. This relationship banking approach allows our bankers to serve their customers’ individual needs and demonstrates our commitment to the communities in which we operate. We believe that these factors position us to take advantage of future growth opportunities in our existing markets.

We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 649-2311. Our Common Stock is traded on the NYSE under the symbol “SNV.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q which descriptions are incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” above.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the resale of shares of common stock by selling shareholders under this prospectus or any supplement to it.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six months ended June 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges
Including interest on deposits	3.71x	3.84x	3.59x	3.00x	1.20x	0.74x
Excluding interest on deposits	6.31x	6.90x	5.89x	5.08x	1.50x	nm
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits	3.44x	3.55x	3.30x	2.27x	0.87x	0.59x
Excluding interest on deposits	5.47x	5.90x	5.06x	3.06x	0.78x	nm

For the year ended December 31, 2011, earnings were insufficient to cover fixed charges by $59.5 million (including and excluding interest on deposits) and were insufficient to cover fixed charges and preferred stock dividends by $117.6 million (including and excluding interest on deposits). For the year ended December 31, 2012, earnings were insufficient to cover fixed charges and preferred stock dividends by $27.2 million (including and excluding interest on deposits).

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Synovus or any selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as amended, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. See the “Incorporation of certain information by reference” section of this prospectus supplement.

General

Our authorized capital stock consists of 342,857,142 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of June 30, 2016, there were 124,047,659 shares of our common stock and 5,200,000 shares of our preferred stock issued and outstanding. All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.

Common Stock

Voting Rights

Although we only have one class of common stock, certain shares of our common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of shareholders, including common stock held as described below. The common stock offered in this offering is only entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Holders of our common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of our common stock that:

•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by us and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by us where the resolutions adopted by our board of directors approving such issuance specifically reference and grant such rights;

•	was acquired under any employee, officer and/or director benefit plan maintained for one or more of our and/or our subsidiaries’ employees, officers and/or directors, and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued by us, or to whom it was transferred by us from treasury shares, and the resolutions adopted by our board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•	has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•

is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 162,723 shares of our common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in our common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

For purposes of determining voting power under the provisions above, any share of our common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired.

Holders of shares of our common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

In connection with various meetings of our shareholders, shareholders are required to submit to our board of directors satisfactory proof necessary for the board of directors to determine whether such shareholders’ shares of our common stock are ten-vote shares. If such information is not provided to our board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

Our common stock is registered with the SEC and is listed on the NYSE. Accordingly, our common stock is subject to a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being listed on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which voting rights for our common stock qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., our common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or distributions upon liquidation.

Preemptive Rights; Cumulative Voting; Liquidation

Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

Synovus is a legal entity separate and distinct from its subsidiaries. Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our articles of incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends, if any that we may pay.

The Federal Reserve may restrict our ability to pay dividends on any class of capital stock or any other Tier 1 capital instrument if we are not deemed to have a strong capital position. In addition, we may have to reduce or eliminate dividends if:

•	our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	our prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or

•	we will not meet, or are in danger of not meeting, the minimum regulatory capital adequacy ratios.

Further, Federal Reserve guidance provides that bank holding companies should consult with the Federal Reserve before taking any actions that could result in a diminished capital bases, including increasing dividends or redeeming or repurchasing common stock or other regulatory capital instruments.

The Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has in some cases discouraged payment unless both asset quality and capital are very strong. Additionally, we are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract. Synovus is presently subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on business, operating flexibility, financial condition, and the value of its common stock. See “Part I – Item 1. Business –Supervision, Regulation and Other Factors – Dividends,” “Part I – Item 1A. Risk factors – “We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our Common Stock and Preferred Stock” and “We may be unable to pay dividends on our Common Stock and Series C Preferred Stock” of Synovus’ 2015 Annual Report on Form 10-K for additional information regarding dividends on Synovus stock for further information.

The primary sources of funds for our payment of dividends to our shareholders are cash on hand and dividends from our subsidiary bank and our non-bank subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary bank and our non-banking subsidiaries may pay. Our subsidiary bank is a Georgia bank. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6 percent;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

In addition, the Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the Georgia Department of Banking and Finance.

The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal banking regulations applicable to us and our bank subsidiary require minimum levels of capital that limit the amounts available for payment of dividends. In addition, federal banking regulations applicable to us and our bank subsidiaries require minimum levels of capital that limit the amounts available for the payment of dividends. Finally, “stress testing requirements” established by the Dodd-Frank Act may impact the ability of some banks and bank holding companies to pay dividends. See “Part I – Item 1. Business – Supervision, Regulation and Other Factors –

Dividends,” “Part I – Item 1A. Risk factors – “We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our Common Stock and Preferred Stock” and “We may be unable to pay dividends on our Common Stock and Series C Preferred Stock” of Synovus’ 2015 Annual Report on Form 10-K for additional information regarding dividends on Synovus stock for further information.

Preferred Stock

Our articles of incorporation provide that our board of directors has the authority, without further vote or action by our shareholders, to issue up to 100 million shares of preferred stock and may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series. Such preferences, limitations and relative rights may include dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.

On July 24, 2013, we authorized the issuance of 5,200,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value (the “Series C Preferred Stock”), all of which were issued on July 25, 2013. The Series C Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series C Preferred Stock, when, as and if declared by our board of directors, based on the $25.00 liquidation preference at a per annum rate equal to (1) 7.875% for each dividend period from the original issue date to, but excluding August 1, 2018 and (2) three-month LIBOR plus 6.39% for each dividend period from and including August 1, 2018 through the redemption date of the Series C Preferred Stock, if any. Dividends on the Series C Preferred Stock are payable when, as, and if declared by our board of directors, quarterly in arrears. The Series C Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series C Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series C Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series C Preferred Stock. The Series C Preferred Stock is perpetual and does not have any maturity date. The Series C Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after August 1, 2018 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series C Preferred Stock has no preemptive or conversion rights. The Series C Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series C Preferred Stock, whether by merger consolidation or otherwise; and (iv) as otherwise required under Georgia law.

On April 27, 2010, we authorized the issuance of up to 2,500 shares of our Series B Participating Cumulative Participating Preferred Stock, no par value (the “Series B Preferred Stock”), in connection with the adoption of our Shareholder Rights Plan discussed below. No shares of Series B Preferred Stock have been issued.

On December 17, 2008, we authorized the issuance of up to 973,350 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), 967,870 of which were issued to the United States Department of the Treasury (the “Treasury”) on December 19, 2008. We redeemed all of the outstanding shares of the Series A Preferred Stock on July 26, 2013.

Warrant

In connection with our issuance of the Series A Preferred Stock referenced above, we also issued a warrant (the “Warrant”) to the Treasury to purchase up to 2,215,819 shares of our common stock, with a current exercise price of $65.52. The Warrant provides for the adjustment of the exercise price and the number of shares of our common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common stock, and upon certain issuances of our common stock at or below a specified price relative to the initial exercise price. The issuance of securities pursuant to a prospectus supplement will not trigger the anti-dilution provisions of the Warrant. The Warrant expires on December 19, 2018. Pursuant to the securities purchase agreement we entered into with the Treasury, the Treasury has agreed not to exercise voting power with respect to any share of common stock issued upon exercise of the Warrant.

Rights Plan

On April 26, 2010, our board of directors adopted a Shareholder Rights Plan (the “Rights Plan”). The purpose of the Rights Plan is to protect our ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (the “Tax Benefits”), to offset future income. Our use of the Tax Benefits in the future would be substantially limited if we experience an “ownership change” for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Rights Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding common stock of Synovus or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (in either case, a “Threshold Holder”) and (ii) any existing Threshold Holder from acquiring any additional stock of Synovus. There is no guarantee, however, that the Rights Plan will prevent us from experiencing an ownership change.

A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership-change tax assets in an amount generally equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (subject to certain adjustments).

After giving careful consideration to this issue, our board of directors has concluded that the Rights Plan is in the best interests of Synovus and its shareholders.

In connection with the adoption of the Rights Plan, on April 26, 2010, our board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock outstanding at the close of business on April 29, 2010 (the “Record Date”) and authorized the issuance of one Right (subject to adjustment) in respect of each share of common stock issued after the Record Date.

Each Right will initially represent the right to purchase, for $84.00 (the “Purchase Price”), one one-millionth of a share of Series B Preferred Stock. The terms and conditions of the Rights are set forth in the Rights Plan.

The Rights will not be exercisable until the earlier of (i) the close of business on the 10th business day after the date (the “Stock Acquisition Date”) of the announcement that a person has become an Acquiring Person (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated prior to the Stock Acquisition Date by our board of directors) after the date of the commencement of a tender or exchange offer by any person that could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.”

After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) will generally entitle the holder to purchase for the Purchase Price a number of millionths of a share of the Series B Preferred Stock having a market value of twice the Purchase Price.

An “Acquiring Person” means, in general, any Threshold Holder other than (A) Synovus or any subsidiary or employee benefit plan or compensation arrangement of Synovus; (B) the United States government; (C) certain “Existing Holders” (as defined in the Rights Plan) so long as each such holder does not acquire any additional stock of Synovus; (D) certain “Strategic Investors” (as defined in the Rights Plan) designated as such by our board of directors, so long as each such Strategic Investor satisfies the applicable requirements in the Rights Plan; (E) any person that our board of directors determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such person promptly divests sufficient shares so that such person is no longer a Threshold Holder; (F) any person that our board of directors determines, in its sole discretion, has not jeopardized or endangered, and likely will not jeopardize or endanger, our utilization of our Tax Benefits, so long as each such person does not acquire any additional stock of Synovus; and (G) any person that acquires at least a majority of our common stock through a “Qualified Offer” (as defined in the Rights Plan).

At any time on or after a Stock Acquisition Date, our board of directors may generally exchange all or part of the Rights (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) for shares of Series B Preferred Stock at an exchange ratio of one one-millionth of a share of Series B Preferred Stock per Right.

The issuance of the Rights is not taxable to holders of our common stock for U.S. federal income tax purposes.

Our board of directors may redeem all of the Rights at a price of $0.000007 per Right at any time before a Distribution Date.

Prior to a Distribution Date, (i) the Rights will be attached to the shares of our common stock, (ii) in the case of certificated shares, the Rights will be evidenced by the certificates representing the shares, (iii) the Rights will be transferred with our common stock and (iv) the registered holders of our common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights agent will mail separate certificates evidencing the Rights to each record holder of our common stock as of the close of business on the Distribution Date (other than common stock treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees), and thereafter the Rights will be transferable separately from our common stock. The Rights will expire on April 29, 2019, unless earlier exchanged or redeemed.

At any time prior to a Distribution Date, the Rights Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Rights Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person or its affiliates).

A Rights holder has no rights as a shareholder of Synovus, including the right to vote and to receive dividends. The Rights Plan includes anti-dilution provisions designed to maintain the effectiveness of the Rights.

On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, our board of directors amended the Rights Plan to extend the final expiration date from April 27, 2013 to the close of business of April 28, 2016, and on April 20, 2016, our board of directors amended the Rights Plan to further extend the final expiration date to the close of business on April 29, 2019.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K filed with the SEC on April 26, 2010, including Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Rights Plan, filed as Exhibit 4.1 to Synovus’ Current Reports on Form 8-K filed with the SEC on September 6, 2011, April 24, 2013 and April 21, 2016, respectively, and incorporated herein by reference in its entirety.

Anti-Takeover Provisions

As described below, our articles of incorporation, bylaws and Rights Plan contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.

Supermajority Approvals

Under our articles of incorporation and bylaws, as currently in effect, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of our common stock is required to

•	call a special meeting of our shareholders;

•	fix, from time to time, the number of members of our board of directors;

•	remove a member of our board of directors;

•	approve any merger or consolidation of our company with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of our assets to or with any other corporation, person or entity, with respect to which the approval of our shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of our articles of incorporation.

This allows directors to be removed only by 66-2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. A potential acquirer with shares recently acquired, and not entitled to 10 votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing our policies or control of our company.

Shareholder Action Without a Meeting

Our bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the bylaws.

Evaluation of Business Combinations

Our articles of incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”), (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.

Rights Plan

Our board of directors adopted the Rights Plan (which is described in more detail in the section entitled “Description of Capital Stock – Rights Plan”) on April 26, 2010. On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, our board of directors amended the Rights Plan to extend the final expiration date to the close of business on April 28, 2016, and on April 20, 2016, our board of directors amended the Rights Plan to further extend the final expiration date to the close of business on April 29, 2019. The Rights Plan was adopted in an effort to protect our ability to use certain Tax Benefits and is not designed as an “anti-takeover plan” (for example, it does not apply to acquisitions of at least a majority of our common stock made in connection with a qualified offer to acquire 100% of our common stock). The Rights Plan may, however, have an anti-takeover effect in that it will cause substantial dilution to any person or group who attempts to acquire a significant interest in Synovus without advance approval from our board of directors. As a result, one effect of the Rights Plan may be to render more difficult or discourage any attempt to acquire Synovus.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Synovus, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

Unless we have previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred stock and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If we intend to redeem less than all of the underlying preferred stock, we and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by us. All dividends relating to the shares of preferred stock called for redemption will cease to accrue on the first calendar day after the redemption date.

On the redemption date:

•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

•	we and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•	all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

Depositary shares will not themselves be convertible into common stock or any other securities or property of Synovus. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Synovus and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, we and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares.

In addition, a deposit agreement will automatically terminate if:

•	we have redeemed all underlying preferred stock subject to the agreement;

•	a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of Synovus not represented by depositary shares.

Expenses of a Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, we will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to resign. We may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred stock.

Neither the depositary nor Synovus will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Synovus and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Synovus nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

Synovus and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.

Depositary

The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein, as trustee. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Junior subordinated debt securities will be issued under a junior subordinated indenture. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Synovus, the trustees, the warrant agents, the unit agents or any other agent of Synovus, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SHAREHOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling shareholder named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of shares of our common stock by any selling shareholder by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. Selling shareholders may resell all, a portion or none of their shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling shareholder(s).

PLAN OF DISTRIBUTION

Synovus or the selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Any selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of common stock covered by this prospectus.

Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Synovus, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of common stock may also be exchanged for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

If we, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities directly or through agents from time to time. The selling shareholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Synovus at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Synovus to indemnification by Synovus against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Synovus and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS

The validity of the securities will be passed upon by Alston & Bird LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission Registration Fee	*
FINRA Filing Fee	**
Registrar and Transfer Agent’s Fees and Expenses	**
Trustee’s Fees and Expenses	**
Printing and Engraving Expenses	**
Accounting Fees and Expenses	**
Legal Fees and Expenses	**
Listing Fees and Expenses	**
Miscellaneous Expenses	**
Total	**

*	We are registering an indeterminate amount of securities under this Registration Statement and, in accordance with Rule 456(b) and 457(r), we are deferring payment of any additional registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement.
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code, or “GBCC,” provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Synovus’ Articles of Incorporation and Bylaws; Insurance

In accordance with Article VIII of Synovus’ bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of Synovus shall be indemnified and held harmless by Synovus from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of Synovus; (b) because he or she is or was serving at the request of Synovus as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Pursuant to Article VIII of Synovus’ bylaws, reasonable expenses incurred in any proceeding shall be paid by Synovus in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Synovus, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Synovus has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Synovus carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Synovus for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Synovus pursuant to the foregoing provisions, or otherwise, Synovus has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synovus of expenses incurred or paid by a director, officer or controlling person of Synovus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synovus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

See the Exhibit Index, which is incorporated into this registration statement by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on August 4, 2016.

SYNOVUS FINANCIAL CORP.

By:	/s/ Kessel D. Stelling
Kessel D. Stelling
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kessel D. Stelling and Allan E. Kamensky, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this report and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kessel D. Stelling Kessel D. Stelling	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2016

/s/ Thomas J. Prescott Thomas J. Prescott	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 4, 2016

/s/ Liliana C. McDaniel Liliana C. McDaniel	Chief Accounting Officer (Principal Accounting Officer)	August 4, 2016

/s/ Catherine A. Allen Catherine A. Allen	Director	August 4, 2016

/s/ Tim E. Bentsen Tim E. Bentsen	Director	August 4, 2016

/s/ Stephen T. Butler Stephen T. Butler	Director	August 4, 2016

/s/ Elizabeth W. Camp Elizabeth W. Camp	Director	August 4, 2016

Signature	Title	Date

/s/ T. Michael Goodrich T. Michael Goodrich	Director	August 4, 2016

/s/ Jerry W. Nix Jerry W. Nix	Director	August 4, 2016

/s/ Harris Pastides Harris Pastides	Director	August 4, 2016

/s/ Joseph J. Prochaska, Jr. Joseph J. Prochaska, Jr.	Director	August 4, 2016

/s/ Melvin T. Stith Melvin T. Stith	Director	August 4, 2016

/s/ Barry L. Storey Barry L. Storey	Director	August 4, 2016

/s/ Philip W. Tomlinson Philip W. Tomlinson	Director	August 4, 2016

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

4.1	Amended and Restated Articles of Incorporation of Synovus, as amended (filed as Exhibit 3.1 to Synovus’ Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2010 and incorporated herein by this reference).

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus with respect to the Series C Preferred Stock (filed as Exhibit 3.1 to Synovus’ Current Report on Form 8-K dated July 25, 2013, filed with the SEC on July 25, 2013 and incorporated herein by this reference).

4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus (filed as Exhibit 3.1 to Synovus’ Current Report on Form 8-K dated April 29, 2014, filed with the SEC on April 29, 2014 and incorporated herein by this reference).

4.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus (filed as Exhibit 3.1 to Synovus’ Current Report on Form 8-K dated May 19, 2014, filed with the SEC on May 19, 2014, and incorporated herein by this reference).

4.5	Bylaws, as amended, of Synovus (filed as Exhibit 3.1 to Synovus’ Current Report on Form 8-K, filed with the SEC on November 9, 2010 and incorporated herein by this reference).

4.6(i)	Shareholder Rights Plan, dated as of April 26, 2010, between Synovus and Mellon Investor Services LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Articles of Incorporation of Synovus (Series B Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K, filed with the SEC on April 26, 2010, and incorporated herein by this reference).

4.6(ii)	Amendment No. 1, dated as of September 6, 2011 to Shareholder Rights Plan between Synovus and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K, filed with the SEC on September 6, 2011 and incorporated herein by this reference).

4.6(iii)	Amendment No. 2, dated April 24, 2013, to Shareholder Rights Plan dated as of April 26, 2010 (as amended) by and between Synovus and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K, filed with the SEC on April 24, 2013 and incorporated herein by this reference).

4.6(iv)	Amendment No. 3, dated April 20, 2016, to Shareholder Rights Plan dated as of April 26, 2010 (as amended) by and between Synovus and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K, filed with the SEC on April 21, 2016 and incorporated herein by this reference).

4.7	Senior Notes Indenture dated February 13, 2012 between Synovus and The Bank of New York Mellon Trust Company, N.A., as Trustee (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K, filed with the SEC on February 13, 2012 and incorporated herein by this reference).

4.8	Subordinated Indenture dated December 7, 2015 between Synovus and The Bank of New York Mellon Trust Company, N.A., as Trustee (filed as Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated December 2, 2015, filed with the SEC on December 7, 2015 and incorporated herein by this reference).

4.9	Form of Junior Subordinated Indenture between Synovus and The Bank of New York Mellon Trust Company, N.A., as Trustee (filed as Exhibit 4.6 to Synovus’ Registration Statement on Form S-3, filed with the SEC on April 26, 2010 and incorporated herein by this reference).

Exhibit No.	Description

4.10	Specimen of Common Stock Certificate (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated May 19, 2014, filed with the SEC on May 19, 2014 and incorporated herein by this reference).

4.11	Specimen of Preferred Stock Certificate and Form of Preferred Stock Designations.*

4.12	Form of Deposit Agreement.*

4.13	Form of Depositary Receipt.*

4.14	Form of Warrant Agreement.*

4.15	Form of Purchase Contract.*

4.16	Form of Unit Agreement.*

5.1	Opinion of Alston & Bird LLP as to the legality of the Securities being offered.**

12.1	Statement of computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.**

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1 filed herewith).

23.2	Consent of KPMG LLP.**

24.1	Powers of Attorney (included on the signature page).**

25.1	Statement of Eligibility of Trustee on Form T-1 for Senior Debt Indenture.**

25.2	Statement of Eligibility of Trustee on Form T-1 for Subordinated Debt Indenture.**

25.3	Statement of Eligibility of Trustee on Form T-1 for Junior Subordinated Debt Indenture.**

*	To be filed by amendment to the registration statement or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.